SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2011

BONANZA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53943	20-8560967
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification #)

Columbia Tower
701 Fifth Avenue, Office 4263
Seattle, WA 98104
Address of Principal Executive Offices)

(602) 553-1190
(Registrant's telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
       ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
       ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
       ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K is being filed in connection with the acquisition by the Company from United Copper Holdings Ltd. of a 75% interest in 28 lode claims and approximately 560 acres in Okanogan County located in the State of Washington.

This Current Report on Form 8-K responds to the following items of Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 3.02	Sale of Unregistered Securities.
Item 9.01	Financial Statements and Exhibits.

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer to Bonanza Gold Corp., a Nevada corporation (the “Company”), after giving effect to our acquisition of certain assets and the related transactions described below, unless the context requires otherwise.

All dollar amounts in this report refer to U.S. dollars unless otherwise indicated.

Item 1.01               Entry into a Material Definitive Agreement.

On June 30, 2011, the Company executed a Property Purchase Agreement (the “Agreement”) for the acquisition of certain property from United Copper Holdings Ltd. (the “Seller”) pursuant to which the Company acquired a 75% interest in 28 lode claims and approximately 560 acres.  The property is located in Okanogan County, State of Washington (the “Assets”). The Company acquired the Assets from the Seller in exchange for 200,000 shares of its common stock (the Shares”), which will be issued to the Seller as follows: (i) 100,000 Shares will be issued upon the closing of the Agreement; (ii) 50,000 Shares will be issued within 6 months of the closing of the Agreement; and (iii) 50,000 Shares will be issued within 12 months of the closing of the Agreement.  In addition, the Seller will retain a 5% Net Smelter Returns Royalty on the gross mineral production.

Pursuant to the terms of the Agreement, the Company agreed to provide a work commitment (the “Work Commitment”) for the Assets of $1,000,000 over a 2-year period and the Company will be entitled to earn a further 25% interest in the Assets after $500,000 of the Work Commitment is expended.   The Company also agreed to grant to the Seller an additional 200,000 Shares upon discovery of a 25 million ton copper deposit within the Work Commitment period.

The parties further agreed to enter into a consulting agreement for a one-year term with an option to renew for an additional one year pursuant to which the Seller will act as a consulting prospector, engineer or financial consultant to the Company and will be solely responsible to lead activities related to the Assets.  The amounts to be paid to the Seller as consulting fees will be applied against the Work Commitment.   The Agreement also provides that the parties will enter into a joint venture agreement after the Company earns the additional 25% interest.

This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as an exhibit to this Current Report and incorporated herein by reference.

Item 2.01               Completion of Acquisition or Disposition of Assets.

The Acquisition

See Item 1.01 above.

Item 3.02               Sale of Unregistered Securities.

The Company agreed to issue 100,000 shares of common stock to the Seller of the Assets at the closing  as part of the consideration for the purchase of the Assets and an additional 50,000 shares of common stock on the six month and twelve month anniversary of the closing.

The offer and sale of the foregoing securities was made solely to one “accredited investor” and in reliance upon and pursuant to the exemptions from registration provided by Regulation S of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(a)	N/A
(b)	N/A
(c)	N/A
(d)	Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

10.1	Property Purchase Agreement, dated June 30, 2011, by and between Bonanza Gold Corp. and United Copper Holdings Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2011	BONANZA GOLD CORP.
(Registrant)
	By:	/s/ Lynn Harrison
Lynn Harrison
President and Chief Executive Officer